Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – October 13, 2020

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Announces Management Changes

PHILADELPHIA, PA, October 13, 2020 – Richard A. Hayne, Chief Executive Officer of Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of the Anthropologie, BHLDN, Free People, Free People Movement, Terrain, Urban Outfitters, Nuuly and Menus & Venues brands, today announced the following changes to the Company’s management structure to better support URBN’s future growth and strategic initiatives.

•

Meg Hayne has been promoted to Co-President and will remain Chief Creative Officer. Meg will continue to manage the creative functions she currently oversees. In addition, our three large Brands and Sourcing will now report to Meg.

•

Frank Conforti has been promoted to Co-President and Chief Operating Officer. Frank will assume additional responsibility for URBN’s Fulfillment & Logistics, Development, Legal, Talent and Human Resources Departments. Frank will continue to operate as Chief Financial Officer while the Company begins a search for his successor.

•	Sheila Harrington has been promoted to Chief Executive Officer of the Free People Group.

•	Hillary Super has been promoted to Chief Executive Officer, Anthropologie Group.

•	Azeez Hayne has been promoted to Chief Administrative Officer and will remain General Counsel. Azeez will assume responsibility for URBN’s Talent and Human Resources departments.

•	Dave Hayne has been promoted to Chief Technology Officer and will remain the President of Nuuly. Dave will assume the additional responsibilities for URBN’s IT department.

•	Calvin Hollinger, Chief Operating Officer URBN, will be leaving the Company at the end of the month to pursue other opportunities.

“We thank Calvin for his 16 years of dedicated service to the Company. During his tenure, he made significant contributions to our success and directed numerous improvements in the areas and functions that reported to him. Calvin is leaving behind a strong team of very capable leaders,” said Richard A. Hayne, Chief Executive Officer URBN. “I congratulate our six executives on their well-deserved promotions. I look forward to working closely with our entire executive team to support URBN’s future growth and strategic initiatives,” finished Mr. Hayne.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 248 Urban Outfitters stores in the United States, Canada and Europe and websites; 233 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 143 Free People stores in the United States, Canada and Europe, catalogs and websites, 11 Menus & Venues restaurants, 2 Urban Outfitters franchisee-owned stores and 1 Anthropologie Group franchisee-owned store, as of July 31, 2020. Free People, Anthropologie Group and Urban Outfitters wholesale sell their products through approximately 2,300 department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the impacts of the coronavirus (COVID-19) pandemic, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the effects of the implementation of the United Kingdom’s withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions or public health crises such as the coronavirus (COVID-19) pandemic, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with digital sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, any material disruptions or security breaches with respect to our technology systems, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate (including the uncertainties associated with the U.S. Tax Cuts and Jobs Act), changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

###